Exhibit 99.1

PRESS RELEASE

Community Bancorp. Reports Earnings and Dividend

July 15, 2011	For immediate release

For more information, contact: Stephen Marsh, President & CEO at (802) 334-7915

Trading Symbol:  CMTV
(traded on the OTCBB)

Derby, VT: Community Bancorp., the parent company of Community National Bank, has reported earnings for the second quarter ended June 30, 2011, of $871,318 or $0.18 per common share compared to $732,533 or $0.15 per common share for the second quarter of 2010.  Earnings for the six months ended June 30, 2011 were $1,816,187 or $0.37 per common share compared to $1,671,445 or $0.35 per common share a year ago.

Total assets at June 30, 2011 were $513,287,592 compared to $545,932,649 at year end and $497,704,315 at the end of the first six months of 2010. The decrease in assets from year end is due to the annual municipal finance cycle as short-term municipal loans generally mature at the end of the second quarter and are not replaced until after the start of the third quarter.  Municipal investments totaling $14,000,000 matured on June 30, 2011, with renewals and new investments of approximately $11,000,000 booked at press time.

Commenting on first quarter earnings, President & CEO, Marsh said, “We are pleased to announce second quarter earnings that are 19% greater than for the same period last year.  We were able to accomplish this in spite of the low interest rate environment and below average loan demand.  Furthermore, the Company’s loan portfolio is performing well, with past dues and non-performing loans at levels below the industry average.  We continue to be a well-capitalized community bank serving the needs of our local communities, and doing it well.”

As previously announced, the Company has declared a quarterly cash dividend of $0.14 per share payable August 1, 2011 to shareholders of record as of July 15, 2011.

Community National Bank is an independent bank that has been serving its communities since 1851, with offices now located in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury, Montpelier, Barre, Lyndonville, Morrisville and Enosburg Falls.

Forward Looking Statements

This press release contains forward-looking statements, including, without limitation, statements about the Company’s financial condition, capital status, dividend payment practices, business outlook and affairs.  Although these statements are based on management’s current expectations and estimates, actual conditions, results, and events may differ materially from those contemplated by such forward-looking statements, as they could be influenced by numerous factors which are unpredictable and outside the Company’s control.  Factors that may cause actual results to differ materially from such statements include, among others, the following: (1) general economic or monetary conditions, either nationally or regionally, continue to decline, resulting in a deterioration in credit quality or diminished demand for the Company’s products and services; (2) changes in laws or government rules, or the way in which courts interpret those laws or rules, adversely affect the financial industry generally or the Company’s business in particular, or may impose additional costs and regulatory requirements; (3) interest rates change in such a way as to reduce the Company’s interest margins and its funding sources; and (4) competitive pressures increase among financial services providers in the Company’s northern New England market area or in the financial services industry generally, including pressures from nonbank financial service providers, from increasing consolidation and integration of financial service providers and from changes in technology and delivery systems.